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                                                                     EXHIBIT 8.1


INTERNAL REVENUE SERVICE                          Department of the Treasury

Index Number: 351.00-00, 368.05-00                Washington. DC 20224

Joseph Potts, III                                 Person to Contact:
Stevens & Lee, P.C.                               Ricky Thomas ID# 50-07248
25 North Queen Street, Suite 602                  Telephone Number
P.O. Box 1594                                     (202)622-7750
Lancaster, PA 17608-1594                          Refer Reply To:
                                                  CC:CORP:1- PLR-104539-03
                                                  Date;
                                                  May 8, 2003

RE: Mercer Mutual Insurance Company

Insurance Company         =          Mercer Mutual Insurance Company
                                     a Pennsylvania mutual insurance company
                                     TIN: 21-0512950

Target                    =          Franklin Holding Company, Inc.
                                     a Delaware insurance holding company
                                     TIN: 52-2033107

Holding Company           =          Mercer Insurance Group, Inc.
                                     a Pennsylvania corporation
                                     TIN: 23-2934601

Department                =          Department of Insurance of the Commonwealth
                                     of Pennsylvania

Date 1                    =          October 17, 1997

Date 2                    =          October 12, 1997

Date 3                    =          October 13, 2002

a                         =          49

b                         =          50

State  A                  =          Pennsylvania

State B                   =          Delaware

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Dear Mr. Potts:

         This is in response to a letter dated January 10,2003, in which rulings were requested regarding the federal income tax consequences of proposed transactions described below. The Information submitted is summarized below.

         Insurance Company is a State A mutual property and casualty insurance company and the common parent of a consolidated group. Insurance Company, as a mutual property and casualty insurance company, has no capital stock or shareholders. Instead, the proprietary interests as they exist under State A law are vested in its members. The members of a State A mutual insurance company are its policyholders. Under State A law and Insurance Company's by laws, a policyholder, in his capacity as a member of Insurance Company, has the right to vote, the right to receive dividends, if declared, and liquidation rights ("Membership Rights"). Insurance Company operates under the regulatory supervision of State A's Department.

         Target is a State B insurance holding company. Four classes of Target stock are outstanding, Including (a) Class A Stock, of which a% is held by Insurance Company, (b) Class B Stock, of which approximately a% is held by Insurance Company, (c) Series A Preferred Stock, of which b% is held by Insurance Company, and (d) Series B Preferred Stock, none of which is held by Insurance Company. Holders of outstanding shares of Target stock as of the Effective Date (as defined below), exclusive of Insurance Company, and holders of outstanding options to acquire shares of Target Class B Stock as of the Effective Date, exclusive of Insurance Company, are hereinafter referred to, collectively, as the "Exchangors."

         On Date 1, the Board of Directors of Insurance Company ("Board") adopted a plan (the "Prior Plan") to convert Insurance Company from a mutual company to a stock company pursuant to State A law. On Date 2, pursuant to the Prior Plan, a holding company (the "Holding Company) was formed at the direction of Insurance Company, for the purpose of becoming the parent holding company of Insurance Company (in its post-conversion stock form) and its subsidiaries. The Prior Plan was terminated prior to Date 3 and prior to the conversion of Insurance Company from a mutual company to a stock company, because the Prior Plan was not approved by the requisite number of the eligible policyholders of Insurance Company.

         For what has been represented as valid business reasons, on Date 3, the Board adopted a new plan (the "Plan") to convert Insurance Company from a mutual company to a stock company (the "Converted Company") pursuant to State A law. Holding Company will become the parent holding company of the Converted Company and its subsidiaries after the conversion. It has been represented that, beginning on Date 2 and at all times thereafter, Holding Company has been an inactive corporation, which

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(i) no outstanding stock, (ii) no operations, (iii) no assets other than its name, and (iv) no liabilities other than (A) costs incurred in connection with the Prior Plan, and (B) such annual fees and statutory taxes as were required to be paid to State A to remain in good standing, all of which were paid by Insurance Company; and (c) been subject to the dominion, will and control of Insurance Company, inasmuch as, at all times after Date 2, the directors on the Board have served as the sole directors of the Holding Company. No shares of common stock of the Holding Company will be issued prior to the conversion. Insurance Company has paid all costs incurred to date in the organization and preservation of the Holding Company.

         Holding Company will issue, without charge, non-transferable subscription rights ("Subscription Rights") to purchase shares of its authorized but unissued no par value common stock ("Conversion Stock") in a subscription offering (the "Offering") to the following persons (collectively, the "Participants") and in the following priority:

         1. Eligible policyholders ("Eligible Policyholders"), defined by the Plan as persons who are named insureds under a policy issued by Insurance Company as of Date 3;

         2. The "Tax Qualified Employee Stock Benefit Plan," defined in the Plan as any defined benefit plan or defined contribution plan of the Converted Company or the Holding Company, such as an employee stock ownership plan, stock bonus plan, profit sharing plan or other plan that, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code of 1986, as amended (the"Code");

         3.       Directors, officers and employees of Insurance Company; and

         4. If shares of Conversion Stock remain unsold in the Offering, they will be sold in a public offering.

         All shares of the Conversion Stock to be sold in the Offering will be sold at the uniform purchase price per share based upon an independent valuation of the consolidated pro-forma market value of the Converted Company as a subsidiary of the Holding Company, as determined as of the "Effective Date" (the date Articles of Conversion for Insurance Company are filed with the Department of State of State A or such later date as may be specified in such Articles) by an expert who is experienced in the field of corporate appraisals and who is not related to the Holding Company or Insurance Company (the "Appraiser").

         Upon completion of the Offering, Insurance Company will convert from mutual to stock form under State A law. All or a portion of the net proceeds of the Offering received by the Holding Company will be paid to the Converted Company, as authorized or required by State A's Department, in exchange for the issuance to the Holding

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         Upon completion of the Offering, Insurance Company will convert from mutual to stock form under State A law. All or a portion of the net proceeds of the Offering received by the Holding Company will be paid to the Converted Company, as authorized or required by State A's Department, in exchange for the issuance to the Holding Company of all of the authorized stock of the Converted Company.

         As a result of the above transactions, the Converted Company will be a wholly owned subsidiary of the Holding Company. Each insurance policy issued by Insurance Company will remain in force as a policy issued by the Converted Company except that (i) all policyholder voting rights, if any, will be extinguished, (ii) all policyholder rights to share in the surplus of the Converted Company (if any) shall be extinguished, and (iii) in the case of participating policies (i.e., a policy which entitled the policyholder in the capacity of a policyholder to receive dividends if, as and when declared by a mutual insurance company), the converted Company shall have the right on the renewal date of such policy to issue a non-participating policy in substitution for the participating policy. Hereinafter, the above consummated transactions shall be referred to, collectively, as the "Conversion."

         Immediately after the consummation of the Conversion, the Converted Company will acquire all of the outstanding shares (and all outstanding options to acquire shares) of Target stock that are held by the Exchangers as of the Effective Date (collectively, the "Acquired Target Stock"), in exchange (the "Exchange") for shares of Holding Company stock (the "Exchange Shares"), in accordance with either (a) a plan contemplated by Treasury regulation (Treas. Reg.") Section 1.1032-3(c), in which the rights of all parties have been defined, or (b) a plan of reorganization contemplated by Treas. Reg. Section 1.368-3 and Treas. Reg. Section 1.1032-2(c), adopted prior to the Effective Date by Insurance Company, the Holding Company and the Exchangers, in which the rights of all parties have been defined. To effect the Exchange, immediately after consummation of the Conversion, the Holding Company will transfer and deliver the Exchange Shares to the Converted Company, which will immediately transfer and deliver the Exchange Shares to the Exchangers in exchange for the Acquired Target Stock.

         The following representations have been made in connection with respect to the Conversion:

         (a) None of the Conversion Stock will be issued for services rendered to or for the benefit of the Holding Company or to or for the benefit of Insurance Company or the Converted Company.

         (b) None of the Conversion Stock will be issued for indebtedness of the Holding Company.

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         (c)      There is no indebtedness between the Holding Company and the
Participants and there will be no indebtedness created in favor of any of the Participants as a result of the Conversion and the related transactions.

         (d) Eligible Policyholders who transfer, or who are deemed for federal income tax purposes to have transferred, their voting rights in Insurance Company and their rights to share in liquidation surplus of Insurance Company to the Holding Company in exchange for Subscription Rights will not retain any rights in such transferred Membership Rights, and will not receive any cash or property in the exchange other than the Subscription Rights.

         (e) The Subscription Rights issued to Eligible Policyholders and other Participants in the Offering are non-transferable, non-negotiable, personal rights to purchase Conversion Stock in the Offering at the uniform purchase price per share payable by all Subscribers (Participants who purchase Conversion Stock in the Offering), based upon an independent valuation of the consolidated pro-forma market value of the Converted Company as a subsidiary of the Holding Company, as determined as of the Effective Date by the Appraiser.

         (f)      In the event a Subscriber is also an Eligible Policyholder,
(a) each such Subscriber will be afforded the same consideration as a similarly situated Eligible Policyholder who is not a Subscriber, (b) such consideration will be limited to the receipt of Subscription Rights under the Plan, and (c) each such Subscriber will pay the same Purchase Price for Conversion Stock as is paid by all other Subscribers in the Offering.

         (g) Each Subscriber will receive Conversion Stock having a fair market value that is approximately equal to the amount of cash paid to the Holding Company therefor.

         (h) The Conversion and all related transactions and exchanges will occur under a plan, adopted and approved before the Effective Date by the Holding Company, the Insurance Company, the Eligible Policyholders and the Department, in which the rights of all parties will be defined.

         (i) The Conversion and all related transactions and exchanges will occur on, or as of, approximately the same date.

         (j) The Holding Company will remain in existence on and after the Effective Date, and will retain the cash and other property transferred to it in exchange for Conversion Stock, (a) except for contributions by the Holding Company to the Converted Company, in exchange for Converted Company Capital Stock, of (i)

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Membership Rights that are transferred, or deemed to be transferred, to the
Holding Company by Eligible Policyholders and (ii) net proceeds from the sale of Conversion Stock in the Offering, as authorized or required by the Department, and (b) except for transactions in the normal course of business operations.

         (k) Each of the parties to the transaction will pay his, her or its own expenses, if any, incurred in connection with the proposed transactions. Insurance Company (or the Converted Company) and the Holding Company will pay their expenses out of the net proceeds from the sale of the Conversion Stock in the Offering.

         (I) No liabilities of the Participants or the Subscribers will be assumed by the Holding Company in the Conversion or the related transactions and exchanges.

         (m) There is no plan or intention on the part of the Holding Company to redeem or otherwise reacquire any of the Conversion Stock to be issued in the Offering.

         (n) The Converted Company will issue only voting common stock in connection with its conversion and all such stock will be issued to the Holding Company.

         (o) The Holding Company will contribute to the Converted Company, in exchange for all of its Converted Company Capital Stock, (a) Membership Rights in Insurance Company that are transferred, or deemed to be transferred, to the Holding Company by Eligible Policyholders and (b) net proceeds from the sale of Conversion Stock in the Offering, as authorized or required by the Department.

         (p) Following its conversion, the Converted Company will be treated under State A law as the same corporation that existed as a mutual insurance company prior to the Conversion. There will be no transfers of assets actual or constructive, by or from Insurance Company to the Converted Company,

         (q) Following its conversion, the Converted Company will continue to conduct the insurance business it conducted prior to the Conversion.

         (r) The conversion of Insurance Company to Converted Company is not part of a plan to increase periodically the proportionate interest of any Eligible Policyholder of Insurance Company, or any stockholder of the Converted Company or of the Holding Company, in the assets or earnings and profits of Insurance Company, the Converted Company or the Holding Company.

         (s) To the best of the knowledge of Insurance Company, taking into account

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any issuance of additional shares of any Converted Company Capital Stock; any issuance of any Converted Company Capital Stock for services; the exercise of any Converted Company Capital Stock rights, warrants, or subscriptions; a public offering of any Converted Company Capital Stock; and the sale, exchange, transfer by gift, or other disposition of any Converted Company Capital Stock to be received by the Holding Company in the Conversion and related transactions, the Holding Company will be in "control" of the Converted Company within the meaning of Section 368(c) of the Code immediately after the proposed transactions.

         (t) There is no plan or intention on the part of the Converted Company to redeem or otherwise reacquire any Converted Company Capital Stock to be issued in the Conversion and the related transactions that would cause the Holding Company not to be in "control" of the Converted Company within the meaning of Section 368(c) immediately after the proposed transactions.

         (u) The Converted Company will not be classified as an investment company within the meaning of Section 351(e)(1) and Treas.
Reg. Section 1.351-1(c)(1)(ii).

         (v) Insurance Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A).

         (w) Each policy of insurance issued by Insurance Company and in force on the Effective Date will remain in force as a policy issued by the Converted Company in accordance with the terms of such policy, except that, as of the Effective Date: (i) all voting rights (if any) of the holder of such policy will be extinguished, (ii) all rights of the holders of such policy to share in the surplus of the Converted Company (if any) shall be extinguished, and (iii) in the case of a participating policy, the Converted Company shall have the right on the renewal date of such policy to issue a non-participating policy in substitution for the participating policy,

         (x) The Holding Company will not make any election under Section 338 of the Code in connection with its acquisition of the stock of the Converted Company.

         Based solely on the information submitted and the representations set forth above, we conclude as follows;

         (1) The conversion of Insurance Company into Converted Company upon Holding Company's exchange of Membership Rights for stock of the Converted Company will be a reorganization within the meaning of Section 368(a)(1)(E). The Converted Company will constitute one and the same taxable entity as Insurance Company for Federal income tax purposes. Rev. Rul. 54-482, 1954 2 C.B. 148.

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Neither Insurance Company nor the Converted Company will recognize gain or loss as a result of the reorganization.

         (2) No gain or loss will be recognized by Holding Company in the exchange of Membership Rights in Insurance Company for stock in the Converted Company. I.R.C, Section 354(a).

         (3) The tax attributes of Insurance Company will remain unchanged as tax attributes of the Converted Company upon Insurance Company's conversion to a stock insurance company. Thus, attributes such as asset basis, holding periods, net operating loss carry over, capital loss carry over, earnings and profits, and accounting methods will not be changed by reason of the conversion of the mutual insurance company into a stock insurance company in the recapitalization.

         (4) No gain or loss will be recognized by Insurance Company or Converted Company on the receipt of cash proceeds and Membership Rights in exchange for Converted Company stock (Section 1032(a)).

         (5) For Federal income tax purposes, the policyholders of Insurance Company will be treated as transferring their Membership Rights to the Holding Company in exchange for the Subscription Rights to buy Holding Company stock. A policyholder will recognize gain or loss to the extent that the fair market value of the Subscription Rights received, if any, differs from the basis of such policyholder in the rights surrendered therefor (Section 1001 (a)), Generally, the basis in such rights is zero. Rev, Rul. 71-233, 1971 1 C.B. 113; see Rev, Rul. 74-277, 1974 1 C.B. 88.

         (6) There is no Federal tax incidence to Holding Company on its granting of Subscription Rights to policyholders in exchange for their Membership Rights in Insurance Company. Rev. Rul. 58-234,1958 1 C.B. 279, Moreover, Holding Company will recognize no gain or loss on the lapse of a Subscription Right (Section 1032(a)).

         (7) A person acquiring a share of Holding Company common stock in the Offering because of the exercise of a Subscription Right will have a basis in such share equal to the amount of cash paid therefor plus the basis of such right, if any (taking into account the tax consequences on receipt of such right (see ruling 5)). See Rev. Rul. 58-234,1958 I.R. 279. Such person's holding period in such share will commence on the day the Subscription Right is exercised (Section 1223(6)).

         (8) A person acquiring a share of Holding Company common stock other than through the exercise of a Subscription Right will have a basis in such share equal to the cash paid therefor. Such person's holding period in such share will commence on the day after the acquisition. Rev. Rul 70-598, 1970 2 C.B. 168.

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         (9)      No gain or loss will be recognized by Holding Company on the receipt of cash or property in the Offering in exchange for Holding Company stock (Section 1032(a)).

         (10) Holding Company will have a basis in all of the stock of Converted Company equal to the cash paid therefor and Holding Company's basis in the Membership Rights (Sections 1012 and 358(a)(1)).

         (11) The consolidated group of which Insurance Company was the common parent prior to the proposed transaction will remain in existence after the proposed transaction, and Holding Company will become the common parent of such affiliated group. Rev. Rul. 82-152, 1982 2 C.B. 205.

         The rulings contained in this letter are based upon information and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. While this office has not verified any of the material submitted in support of the request for rulings, it is subject to verification on examination.

         A copy of this letter must be attached to any income tax return to which it is relevant. This ruling is directed only to the taxpayer(s) requesting it. Section 61100(3) of the Code provides that it may not be used or cited as precedent.

         No opinion is expressed about the tax treatment of the proposed transaction under other provisions of the Code and regulations or about the tax treatment of any conditions existing at the time of, or effects resulting from, the proposed transaction that are not directly covered by the above rulings. Specifically, no ruling was requested and no opinion is expressed regarding the tax consequences of the transfer of the Exchange Shares to Converted Company, or to the Exchangers (as described above). Also, no rulings were requested and no opinion is expressed concerning the federal income tax consequences under Subchapter D of the Code.

         This ruling letter is directed only to the taxpayer who requested it.
Section 6110(k)(3) of the Code provides that it may not be used or cited as precedent. A copy of this letter should be attached to the federal income tax returns of the taxpayers involved for the taxable year in which the transaction covered by this ruling letter is consummated.

         The rulings contained in this letter are predicated on upon the facts and representations submitted by the taxpayer and accompanied by a penalty of perjury statement executed by an appropriate party. This office has not verified any of the material submitted in support of the request for a ruling.

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 Verification of the factual information, representations, and other data may be required as part of the audit process.

         Pursuant to the power of attorney on file in this office, a copy of this letter has been sent to the taxpayer and another authorized representative.

                                  Sincerely yours,

                                  /s/ Lisa A. Fuller
                                  ----------------------------------------------
                                  Lisa A. Fuller
                                  Assistant to Chief, Branch 1
                                  Office of Associate Chief Counsel(Corporate)